Exhibit 99.1

Monroe Capital Corporation BDC Announces Second Quarter 2020 Results

CHICAGO, IL, August 5, 2020 -- Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced its financial results for the second quarter ended June 30, 2020.

Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.

Second Quarter 2020 Financial Highlights

•	Net Investment Income of $12.6 million, or $0.61 per share

•	Adjusted Net Investment Income (a non-GAAP measure described below) of $12.8 million, or $0.62 per share

•	Net increase in net assets resulting from operations of $14.2 million, or $0.69 per share
•	Net Asset Value (“NAV”) of $220.6 million, or $10.37 per share

•	Paid quarterly dividend of $0.25 per share on June 30, 2020

Chief Executive Officer Theodore L. Koenig commented, “In a challenging environment, we are extremely pleased to report strong financial results. During the second quarter, we reported record Net Investment Income, an increased Net Asset Value, significantly reduced leverage and again, fully covered our dividend with Net Investment Income. Last quarter we discussed our near term goals of reducing leverage and maintaining stability within our investment portfolio. Primarily through paydowns on the portfolio, including a significant recovery on our investment in Rockdale Blackhawk, LLC (“Rockdale”), we were able to materially reduce leverage during the quarter. We continue to believe the vast majority of our portfolio companies have strong long-term outlooks and will recover from the short-term challenges they are facing as a result of the COVID-19 pandemic. As market volatility resulting from uncertainty related to the impacts of COVID-19 has declined when compared to the end of the first quarter, we saw spreads tighten and valuations for portfolio companies without significant long-term COVID-19 impact rebound during the quarter. As always, we continue to be focused on the interests of our shareholders and will operate with caution and remain focused on generation of Net Investment Income, preservation of capital and creation of shareholder value.”

Monroe Capital Corporation is a business development company affiliate of the award winning private credit investment firm and lender, Monroe Capital LLC.

Management Commentary

Monroe’s large and experienced credit team continues to be focused on actively managing our portfolio and working with our portfolio company borrowers and their respective financial sponsors and management teams to ensure we provide the right support for our portfolio companies through this pandemic and ultimately, obtain the best possible outcome for our shareholders. Given the continued uncertainty in the long-term economic impacts associated with COVID-19, the unprecedented levels of unemployment, and the potential for a COVID-19 induced recession of uncertain length, we have been primarily focused on reducing leverage and maintaining a strong liquidity position to allow us to continue to support our portfolio companies.

In this volatile and uncertain period, we are pleased to report Adjusted Net Investment Income of $12.8 million or $0.62 per share for the quarter ended June 30, 2020. This compares with $6.8 million or $0.33 per share for the quarter ended March 31, 2020. Adjusted Net Investment Income for the quarter ended June 30, 2020 includes $7.4 million, or $0.36 per share, of previously unrecorded interest and fees associated with our investment in Rockdale. See Rockdale Blackhawk, LLC below for a detailed discussion of the impacts of the recovery related to the Rockdale investment on our results of operations for the quarter ended June 30, 2020. See Non-GAAP Financial Measure – Adjusted Net Investment Income discussion below.

NAV increased by $0.33 per share, or 3.3%, to $220.6 million or $10.37 per share as of June 30, 2020, compared to $205.4 million or $10.04 per share as of March 31, 2020. The NAV increase of $0.33 per share was primarily the result of $1.5 million, or $0.07 per share, of net income associated with our investment in Rockdale (described in further detail below) and net realized and unrealized gains of $7.5 million, or $0.36 per share, excluding the impacts of our investment in Rockdale. These NAV increases were partially offset by the impacts of recent share issuances under the ATM program, which had the effect of reducing our per share NAV by approximately $0.10 per share. During the quarter, we issued 825,460 shares under our ATM program totaling approximately $6.3 million in net proceeds. Net investment income, excluding the impacts of Rockdale, was approximately $0.25 share, consistent with the second quarter dividend of $0.25 per share.

Below are our estimates of the components of the $0.36 increase in per share NAV for the quarter attributable to net realized and unrealized gains, excluding the impacts of Rockdale:

•	$0.46 of the per share increase in NAV was attributable to broad market movements and tightening of credit spreads in the loan markets. Of that $0.46 per share, approximately $0.26 per share, was attributable to names held in the portfolio directly, while approximately $0.20 per share was attributable to our investment in MRCC Senior Loan Fund I, LLC (“SLF”).

•	$0.01 of the per share increase in NAV was attributable to other gains which are primarily attributable to unrealized gains associated with foreign currency associated with our borrowings denominated in British pounds.

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•	These increases were offset by a $0.11 per share per share decrease in NAV attributable to specific credit or fundamental performance of certain underlying portfolio companies, a significant portion of which is a result of the impact of the COVID-19 pandemic on individual credit performance.

The SLF’s underlying investments are loans to middle-market borrowers that are generally larger than the rest of MRCC’s portfolio, which is focused on lower middle-market companies. These upper middle-market loans held within the SLF experienced higher volatility in valuation during the last two quarters than the rest of the MRCC portfolio. See MRCC Senior Loan Fund below for additional information on SLF. The mark-to-market valuation changes on the SLF portfolio contributed $4.2 million, or $0.20 per share, to the increase in NAV for the second quarter compared with an $11.1 million, or $0.54 per share, decrease in the first quarter.

During the quarter, we reduced MRCC’s regulatory debt-to-equity leverage from 1.47 times debt-to-equity to 1.16 times, returning to approximately the same level of regulatory leverage as of December 31, 2019. The decline in leverage was primarily driven by strong repayment activity during the quarter, including the realization on Rockdale. We continue to focus on managing our investment portfolio at the appropriate risk-adjusted leverage level.

Rockdale Blackhawk, LLC

In May 2020, an arbitrator issued a final award in favor of the estate of Rockdale (the “Estate”) in the legal proceeding between the Estate and a national insurance carrier. The Company’s share of the net proceeds from the award exceeded the contractual obligations due to the Company as a result of its right to receive excess proceeds pursuant to the terms of a sharing agreement between the lenders and the Estate. In June 2020, the Company received $33.1 million as an initial payment of proceeds from the legal proceedings from the Estate, of which $19.5 million was recorded as a reduction in the cost basis of the Company’s investment in Rockdale, $3.9 million was recorded as the collection of previously accrued interest, $7.4 million, or $0.36 per share, was recorded as investment income for previously unaccrued interest and fees and $2.3 million, or $0.11 per share, was recorded as realized gains. Additionally, as an offset, the Company recorded net change in unrealized (loss) of ($8.2) million, or ($0.40) per share, primarily as a result of the reversal associated with the collection of proceeds from the Estate. Total net income associated with the Company’s investment in Rockdale was $1.5 million, or $0.07 per share, during the quarter ended June 30, 2020. As of June 30, 2020, the Company’s has a remaining investment in Rockdale associated with residual proceeds currently expected from the Estate of $1.8 million.

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Selected Financial Highlights

(in thousands, except per share data)

	June 30, 2020	March 31, 2020
Consolidated Statements of Assets and Liabilities data:	(unaudited)
Investments, at fair value	$563,296	$590,837
Total assets	$590,097	$620,415
Net asset value	$220,596	$205,352
Net asset value per share	$10.37	$10.04

	For the quarter ended
	June 30, 2020	March 31, 2020
Consolidated Statements of Operations data:	(unaudited)
Net investment income	$12,636	$6,782
Adjusted net investment income (1)	$12,763	$6,802
Net gain (loss)	$1,598	$(43,632)
Net increase (decrease) in net assets resulting from operations	$14,234	$(36,850)

Per share data:
Net investment income	$0.61	$0.33
Adjusted net investment income (1)	$0.62	$0.33
Net gain (loss)	$0.08	$(2.14)
Net increase (decrease) in net assets resulting from operations	$0.69	$(1.81)

______

(1)	See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from net investment income to Adjusted Net Investment Income. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

Portfolio Review

The Company had debt and equity investments in 83 portfolio companies, with a total fair value of $563.3 million as of June 30, 2020, as compared to debt and equity investments in 83 portfolio companies, with a total fair value of $590.8 million, as of March 31, 2020. The Company’s portfolio consists primarily of first lien loans, representing 89.5% of the portfolio as of June 30, 2020, and 90.9% of the portfolio as of March 31, 2020. As of June 30, 2020, the weighted average contractual and effective yield on the Company’s debt and preferred equity investments was 7.7% and 7.7%, respectively, as compared to the weighted average contractual and effective yield of 8.0% and 8.1%, respectively, as of March 31, 2020. The decrease in portfolio yield is primarily attributable to general decreases in LIBOR; Three month LIBOR has reduced from 1.45% at March 31, 2020 to 0.30% as of June 30, 2020. Portfolio yield is calculated only on the portion of the portfolio that has a contractual coupon and therefore does not account for dividends on equity investments (other than preferred equity). As of June 30, 2020, 4.7% of the Company’s total investments at fair value are on non-accrual as compared to 7.4% as of March 31, 2020.

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Financial Review

Net investment income for the quarter ended June 30, 2020 totaled $12.6 million, or $0.61 per share, compared to $6.8 million or $0.33 per share for the quarter ended March 31, 2020. Adjusted Net Investment Income was $12.8 million, or $0.62 per share, for the quarter ended June 30, 2020, compared to $6.8 million, or $0.33 per share, for the quarter ended March 31, 2020. Investment income for the quarter ended June 30, 2020 totaled $20.6 million, compared to $15.0 million for the quarter ended March 31, 2020. The $5.6 million increase during the quarter was primarily the result of the inclusion of $7.4 million of previously unrecorded interest and fee income associated with the Company’s investment in Rockdale, partially offset by declines in LIBOR and the size of the investment portfolio during the period. Total expenses for the quarter ended June 30, 2020 totaled $8.0 million, compared to $8.2 million for the quarter ended March 31, 2020. The $0.2 million decrease during the quarter was primarily driven by lower interest expense as a result of lower average debt outstanding and a reduction in LIBOR rates. Incentive fees were fully limited due to the total return requirement during the quarters ended June 30, 2020 and March 31, 2020. Please refer to the Company’s Form 10-Q for additional information on the incentive fee calculation.

Net gain (loss) was $1.6 million for the quarter ended June 30, 2020, compared to ($43.6) million for the quarter ended March 31, 2020. Excluding the impact of Rockdale, net gains for the quarter ended June 30, 2020 totaled $7.5 million. During the quarter ended March 31, 2020, the U.S. loan market exhibited a heightened level of volatility with the economic ramifications of COVID-19 and credit spread widening leading to a decline in U.S. loan prices during the quarter. During the quarter ended June 30, 2020, spreads tightened and U.S. loan prices began to rebound. Excluding the Company’s investment in Rockdale, the Company’s portfolio increased in value by 1.0%, from 88.4% of amortized cost as of March 31, 2020 to 89.4% of amortized cost as of June 30, 2020.

Net increase (decrease) in net assets resulting from operations was $14.2 million, or $0.69 per share, for the quarter ended June 30, 2020, compared to ($36.9) million, or ($1.81) per share, for the quarter ended March 31, 2020.

Liquidity and Capital Resources

At June 30, 2020, the Company had $7.4 million in cash, $13.4 million in restricted cash at Monroe Capital Corporation SBIC LP (“MRCC SBIC”), $146.0 million of debt outstanding on its revolving credit facility, $109.0 million of debt outstanding on its 2023 Notes, and $115.0 million in outstanding Small Business Administration (“SBA”) debentures. As of June 30, 2020, the Company had approximately $109.0 million available for additional borrowings on its revolving credit facility, subject to borrowing base availability. Revolver draw requests from borrowers subsided during the three months ended June 30, 2020, from the significant increase in draw requests the Company experienced during the quarter ended March 31, 2020. The Company has met all borrower draw requests and expects to meet future requests.

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Revolving Credit Facility Amendment

On May 21, 2020, the Company amended and restated its revolving credit facility with ING Capital LLC, as agent. The amendment provided certain relief during a temporary COVID-19 relief period of up to nine months, including expanded borrowing base capacity, flexibility within the asset coverage ratio definition to utilize an expanded base of assets to determine compliance and flexibility for the Company to utilize SEC COVID-19 relief for the calculation thereof. Additionally, the amendment provided for certain permanent amendments, including removing the liquidity covenant and reducing the net assets and total net worth requirements. The amendment also set out certain temporary restrictions during the period that the Company utilizes the temporary COVID-19 relief.

As conditions of the amendment, the Company agreed to certain pricing considerations, including an increase in the stated interest rate from LIBOR plus 2.375% to LIBOR plus 2.625%, the introduction of a LIBOR floor of 0.50% and the payment of certain conditional fees based on usage of the expanded borrowing base and usage of the asset coverage ratio flexibility. The size and other significant terms of the credit facility remain unchanged.

SBIC Subsidiary

As of June 30, 2020, MRCC SBIC had $57.6 million in leverageable capital, $13.4 million in cash and $141.5 million in investments at fair value. Additionally, MRCC SBIC has fully drawn all available debentures and as of June 30, 2020 had $115.0 million in SBA debentures outstanding. The SBA debentures are long-term, fixed rate financing with the advantage of being excluded from the Company’s 150% asset coverage test under the Investment Company Act of 1940.

MRCC Senior Loan Fund

SLF is a joint venture with NLV Financial Corporation (“NLV”), the parent of National Life Insurance Company. SLF invests primarily in senior secured loans to middle market companies in the United States. The Company and NLV have each committed $50.0 million of capital to the joint venture. As of June 30, 2020, the Company had made net capital contributions of $42.2 million in SLF with a fair value of $35.6 million, as compared to net capital contributions of $42.2 million in SLF with a fair value of $31.3 million at March 31, 2020. During the quarter ended June 30, 2020, the Company received an income distribution from SLF of $0.9 million, compared to the $1.2 million received during the quarter ended March 31, 2020. As discussed earlier, the SLF’s underlying investments are loans to middle-market borrowers that are generally larger than the rest of MRCC’s portfolio which is focused on lower middle-market companies. These upper middle-market loans held within the SLF experienced higher volatility in valuation during the quarter than the rest of the MRCC portfolio. The SLF’s portfolio increased value by 3.1% during the quarter, from 90.5% of amortized cost as of March 31, 2020 to 93.6% of amortized cost as of June 30, 2020.

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As of June 30, 2020, SLF had total assets of $224.4 million (including investments at fair value of $219.0 million), total liabilities of $153.3 million (including borrowings under the $170.0 million secured revolving credit facility with Capital One, N.A. (the “SLF Credit Facility”) of $153.7 million) and total members’ capital of $71.1 million. As of March 31, 2020, SLF had total assets of $222.5 million (including investments at fair value of $217.2 million), total liabilities of $159.9 million (including borrowings under the SLF Credit Facility of $150.7 million) and total members’ capital of $62.6 million.

Non-GAAP Financial Measure – Adjusted Net Investment Income

On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee and income taxes. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented:

	For the quarter ended
	June 30, 2020		March 31, 2020
	Amount	Per Share Amount	Amount	Per Share Amount
	(in thousands, except per share data)
Net investment income	$12,636	$0.61	$6,782	$0.33
Net capital gains incentive fee	-	-	-	-
Income taxes, including excise taxes	127	0.01	20	-
Adjusted Net Investment Income	$12,763	$0.62	$6,802	$0.33

Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

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Second Quarter 2020 Financial Results Conference Call

The Company will host a webcast and conference call to discuss these operating and financial results on Thursday, August 6, 2020 at 12:00 pm ET. The webcast will be hosted on a webcast link located in the Investor Relations section of the Company’s website at http://ir.monroebdc.com/events.cfm. To participate in the conference call, please dial (877) 312-8807 approximately 10 minutes prior to the call. Please reference conference ID #7495377.

For those unable to listen to the live broadcast, the webcast will be available for replay on the Company’s website approximately two hours after the event.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the quarter ended June 30, 2020 to be filed with the Securities and Exchange Commission (www.sec.gov) on August 5, 2020.

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MONROE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except per share data)

	June 30, 2020	March 31, 2020
	(unaudited)
ASSETS
Investments, at fair value:
Non-controlled/non-affiliate company investments	$458,276	$501,494
Non-controlled affiliate company investments	69,465	58,018
Controlled affiliate company investments	35,555	31,325
Total investments, at fair value (amortized cost of: $627,842 and $654,491, respectively)	563,296	590,837
Cash	7,443	9,320
Restricted cash	13,393	9,892
Unrealized gain on foreign currency forward contracts	15	39
Interest receivable	4,859	9,568
Other assets	1,091	759
Total assets	590,097	620,415

LIABILITIES
Debt:
Revolving credit facility	146,016	192,046
2023 Notes	109,000	109,000
SBA debentures payable	115,000	115,000
Total debt	370,016	416,046
Less: Unamortized deferred financing costs	(7,988)	(7,569)
Total debt, less unamortized deferred financing costs	362,028	408,477
Interest payable	2,683	1,807
Management fees payable	2,434	2,551
Accounts payable and accrued expenses	2,356	2,193
Directors' fees payable	-	35
Total liabilities	369,501	415,063
Net assets	$220,596	$205,352

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 100,000 shares authorized, 21,270 and 20,445 shares
issued and outstanding, respectively	$21	$20
Capital in excess of par value	295,116	288,850
Accumulated undistributed (overdistributed) earnings	(74,541)	(83,518)
Total net assets	$220,596	$205,352
Net asset value per share	$10.37	$10.04

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MONROE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the quarter ended
	June 30, 2020	March 31, 2020
	(unaudited)
Investment income:
Non-controlled/non-affiliate company investments:
Interest income	$14,461	$12,347
Payment-in-kind interest income	855	71
Dividend income	(92)	16
Fee income	2,823	198
Total investment income from non-controlled/non-affiliate company investments	18,047	12,632
Non-controlled affiliate company investments:
Interest income	45	190
Payment-in-kind interest income	1,609	1,005
Dividend income	41	25
Total investment income from non-controlled affiliate company investments	1,695	1,220
Controlled affiliate company investments:
Dividend income	900	1,150
Total investment income from controlled affiliate company investments	900	1,150
Total investment income	20,642	15,002

Operating expenses:
Interest and other debt financing expenses	4,555	4,830
Base management fees	2,434	2,551
Professional fees	322	215
Administrative service fees	314	338
General and administrative expenses	214	231
Directors' fees	40	35
Total expenses	7,879	8,200
Net investment income before income taxes	12,763	6,802
Income taxes, including excise taxes	127	20
Net investment income	12,636	6,782

Net gain (loss):
Net realized gain (loss):
Non-controlled/non-affiliate company investments	2,461	94
Foreign currency forward contracts	22	(4)
Foreign currency and other transactions	(1)	(15)
Net realized gain (loss)	2,482	75

Net change in unrealized gain (loss):
Non-controlled/non-affiliate company investments	(5,220)	(20,355)
Non-controlled affiliate company investments	98	(13,707)
Controlled affiliate company investments	4,230	(11,087)
Foreign currency forward contracts	(24)	98
Foreign currency and other transactions	32	1,344
Net change in unrealized gain (loss)	(884)	(43,707)

Net gain (loss)	1,598	(43,632)

Net increase (decrease) in net assets resulting from operations	$14,234	$(36,850)

Per common share data:
Net investment income per share - basic and diluted	$0.61	$0.33
Net increase (decrease) in net assets resulting from operations per share - basic and diluted	$0.69	$(1.81)
Weighted average common shares outstanding - basic and diluted	20,637	20,445

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Additional Supplemental Information:

The composition of the Company’s investment income was as follows (in thousands):

	For the quarter ended
	June 30, 2020	March 31, 2020

Interest income	$13,531	$11,979
Payment-in-kind interest income	2,464	1,076
Dividend income	849	1,191
Fee income	2,823	198
Prepayment gain (loss)	639	214
Accretion of discounts and amortization of premiums	336	344
Total investment income	$20,642	$15,002

The composition of the Company’s interest expense and other debt financing expenses was as follows (in thousands):

	For the quarter ended
	June 30, 2020	March 31, 2020

Interest expense - revolving credit facility	$1,488	$1,798
Interest expense - 2023 Notes	1,567	1,567
Interest expense - SBA debentures	980	981
Amortization of deferred financing costs	520	484
Total interest and other debt financing expenses	$4,555	$4,830

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ABOUT MONROE CAPITAL CORPORATION
Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroecap.com.

ABOUT MONROE CAPITAL LLC

Monroe Capital LLC (“Monroe”) is a private credit asset management firm specializing in direct lending and opportunistic private credit investing. Since 2004, the firm has provided private credit solutions to borrowers in the U.S. and Canada. Monroe’s middle market lending platform provides debt financing to businesses, special situation borrowers, and private equity sponsors. Investment types include cash flow, enterprise value and asset-based loans; unitranche financings; and equity co-investments. Monroe is committed to being a value-added and user-friendly partner to business owners, senior management, and private equity and independent sponsors. The firm is headquartered in Chicago and maintains offices in Atlanta, Boston, Los Angeles, New York, and San Francisco.

Monroe has been recognized by Creditflux as the 2019 Best US Direct Lending Fund; Global M&A Network as the 2019 Small Middle Markets Lender of the Year; Private Debt Investor as the 2018 Lower Mid-Market Lender of the Year; M&A Advisor as the 2016 Lender Firm of the Year; and the U.S. Small Business Administration as the 2015 Small Business Investment Company (SBIC) of the Year. For more information, please visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:        Monroe Capital Corporation

Investor Contact:	Aaron D. Peck

Chief Investment Officer and Chief Financial Officer

Monroe Capital Corporation

(312) 523-2363

Email: apeck@monroecap.com

Media Contact:	Caroline Collins

BackBay Communications

(617) 963-0065

Email: caroline.collins@backbaycommunications.com

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